Exhibit 10.1

OMNIBUS

AGREEMENT

BY AND AMONG

CRESTWOOD MIDSTREAM PARTNERS LP,

CRESTWOOD GAS SERVICES GP LLC

AND

CRESTWOOD HOLDINGS PARTNERS LLC

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, October 8, 2010 (the “Effective Date”), and is by and among Crestwood Midstream Partners LP, a Delaware limited partnership (the “MLP”), Crestwood Gas Services GP LLC, a Delaware limited liability company (“General Partner”), and Crestwood Holdings Partners LLC, a Delaware limited liability company (“Crestwood Holdings”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, Article III and Article IV of this Agreement, with respect to certain non-competition and business opportunity, indemnification and reimbursement obligations of the Parties.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. (a) Capitalized terms used herein but not defined shall have the meanings given them in the MLP Agreement.

(b) As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” of a Person means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Specified Person; and in the case of First Reserve, includes any private equity fund sponsored or managed by FRC Founders Corporation, First Reserve Management, L.P. or their Affiliates.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except (a) Crestwood Holdings and any Affiliates of Crestwood Holdings, including First Reserve and its Affiliates and (b) in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.

“Construction Costs” means all costs associated with developing, engineering, designing, building, financing and conducting completion testing of Subject Assets, including, without limitation, any costs to acquire related real property or necessary rights of way and any internal costs incurred to compensate employees for time spent on development, engineering, designing, building, financing or testing Subject Assets.

“Construction Offer” is defined in Section 2.3(b)(i).

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Crestwood Counties” means the following counties in the State of Texas: Hood, Somervell, Johnson, Tarrant, Hill, Parker, Bosque and Erath.

“Crestwood Holdings” has the meaning given such term in the preamble to this Agreement.

“Crestwood Holdings Entities” means Crestwood Holdings and any other Person Controlled by Crestwood Holdings other than the Partnership Entities.

“Effective Date” has the meaning given such term in the preamble to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Reserve” means FR XI CMP Holdings LLC, a Delaware limited liability company, a member of Crestwood Holdings.

“General Partner” has the meaning given such term in the preamble to this Agreement.

“Indemnified Party” means the party entitled to indemnification in accordance with Article III.

“Indemnifying Party” means the party from whom indemnification may be required in accordance with Article III.

“Independent Expert” is defined in Section 2.3(b)(iv).

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.

“MLP” has the meaning given such term in the introduction to this Agreement.

“MLP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the MLP, dated as of February 19, 2008, as such agreement is in effect on the Effective Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the MLP Agreement subsequent to the Effective Date shall be given effect for the purposes of this Agreement only if it has received the approval of the Conflicts Committee that would be required, if any, pursuant to Section 5.6 hereof if such amendment or modification were an amendment or modification of this Agreement, and if no such approval is or would be required, upon execution of such amendment by each of the Parties hereto.

“MLP Assets” means the pipelines, processing plants or related equipment or assets, or portions thereof, owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group.

“Offer” is defined in Section 2.3(a)(i).

“Operations Services” is defined in Section 4.3(a).

“Operations Personnel” is defined in Section 4.3(b).

“Organizational Documents” means certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership or limited partnership agreements or other formation or governing documents of a particular entity.

“Other Construction Terms” is defined in Section 2.3(b)(i).

“Partnership Entities” means the General Partner and each member of the Partnership Group.

“Partnership Group” means the MLP and any entity Controlled by the MLP.

“Partnership Group Member” means any member of the Partnership Group.

“Party” or “Parties” have the meaning given such terms in the introduction to this Agreement.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Previous Omnibus Agreement” means that certain Omnibus Agreement, dated August 10, 2007, by and among the MLP, Quicksilver Gas Services GP LLC and Quicksilver Resources Inc.

“Purchase Agreement” is defined in Section 2.3(a)(i).

“Restricted Businesses” is defined in Section 2.1.

“Services” is defined in Section 4.1(a).

“Subject Assets” means any assets or group of related assets that are located in the Crestwood Counties and that are related to the Restricted Businesses.

“Subject Assets Valuation Expert” is defined in Section 2.3(a)(iv).

“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE II

Non-competition and Business Opportunities

2.1 Restricted Businesses. Except as permitted by Section 2.2, each Crestwood Holdings Entity shall be prohibited from engaging in, whether by acquisition, construction or otherwise, any of the following businesses (the “Restricted Businesses”): the gathering, treating, processing, fractionating, transportation or storage of natural gas in the Crestwood Counties, or the transportation or storage of natural gas liquids in the Crestwood Counties.

2.2 Permitted Exceptions. Notwithstanding any provisions of Section 2.1 to the contrary, the Crestwood Holdings Entities may engage in the following activities under the following circumstances:

(a) any business that (i) is primarily related to the exploration for and production of oil or natural gas, the sale and marketing of oil and natural gas derived from such exploration and production activities, or the sale and marketing of natural gas liquids or (ii) is otherwise not a Restricted Business;

(b) the ownership and/or operation of any Subject Assets acquired by a Crestwood Holdings Entity after the Effective Date; provided, that the MLP has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3(a) and the General Partner (with the concurrence of the Conflicts Committee) has elected not to purchase the Subject Assets; provided, further, that (i) prior to the offer being made to the MLP and (ii) during the pendency of the procedures described in Section 2.3(a), the applicable Crestwood Holdings Entity or Crestwood Holdings Entities shall be entitled to own and operate the Subject Assets;

(c) the construction, ownership and/or operation of any Subject Assets constructed by a Crestwood Holdings Entity after the Effective Date; provided, that the MLP has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3(b) and the General Partner (with the concurrence of the Conflicts Committee) has elected not to purchase the Subject Assets; provided, further, that (i) prior to the offer being made to the MLP and (ii) during the pendency of construction and the procedures described in Section 2.3(b), the applicable Crestwood Holdings Entity or Crestwood Holdings Entities shall be entitled to construct, own and operate the Subject Assets; and

(c) any Restricted Business conducted by a Crestwood Holdings Entity with the approval of the Conflicts Committee.

The Parties acknowledge and agree that First Reserve is an Affiliate of a private equity fund sponsor specializing in investments in the energy sector generally, including investments within the Restricted Business, and accordingly may determine in its sole discretion whether to bring any opportunity to the MLP or to another portfolio company or fund of which such sponsor is an Affiliate. Notwithstanding anything in this Agreement to the contrary, none of First Reserve or any representative of First Reserve, including any representative serving on the management committee (or similar governing body) of Crestwood Holdings, or any Affiliate of First Reserve or any representative thereof (other than the Partnership Entities and the Crestwood Holdings Entities), shall have any obligation to bring any such opportunity to the Partnership Group, to refrain or cause any of its Affiliates (other than the Partnership Entities and the Crestwood Holdings Entities) or any other Person to refrain from pursuing such opportunity, or to otherwise refrain from engaging in or possessing an interest in other business opportunities or ventures of every kind and description, independently or with others, including, without limitation, businesses that may compete with the Partnership Group.

2.3 Procedures.

(a) In the event that a Crestwood Holdings Entity becomes aware of an opportunity to make an acquisition that includes Subject Assets, then the applicable Crestwood Holdings Entity may make such acquisition without first offering the opportunity to the MLP as long as it complies with the following procedures:

(i) Within 120 days after the consummation of such an acquisition, the applicable Crestwood Holdings Entity shall notify the General Partner in writing of such acquisition. Such notice shall include an offer (the “Offer”) by the applicable Crestwood Holdings Entity to sell the Subject Assets to the MLP, accompanied by a proposed definitive agreement to effectuate the purchase and sale of the Subject Assets (the “Purchase Agreement”). The Purchase Agreement shall set forth the material terms of the Offer, including the proposed purchase price, any liabilities to be assumed by the Partnership Group and the other material terms of the Offer; provided that the representations and warranties regarding the Subject Assets shall be substantially consistent with the terms contained in the definitive purchase agreement pursuant to which the applicable Crestwood Holdings Entity acquired the Subject Assets, subject to such adjustments as the applicable Crestwood Holdings Entity reasonably determines are necessary to reflect the differences in the transaction. In addition, if any Crestwood Holdings Entity desires to utilize the Subject Assets, the Offer may include commercially reasonable terms on which the Partnership Group will provide services to such Crestwood Holdings Entity to enable it to utilize the Subject Assets.

(ii) As soon as practicable after the Offer is made, the applicable Crestwood Holdings Entity will deliver to the MLP all information prepared by or on behalf of or in the possession of any Crestwood Holdings Entity related to the Subject Assets and reasonably requested by the MLP, except for such information determined in good faith by such Crestwood Holdings Entity to be necessary to preserve any applicable privilege (including the attorney-client privilege). As soon as practicable, but in any event within 60 days after receipt of the Offer accompanied by the form of Purchase Agreement, the General Partner shall notify the Crestwood Holdings Entity in writing that either: (x) the General Partner, on behalf of the Partnership Group, has elected (with the concurrence of the Conflicts Committee) not to cause a Partnership Group Member to purchase the Subject Assets, in which event the Crestwood Holdings Entities shall be forever free to continue to own, operate dispose of or otherwise deal in such Subject Assets, or (y) the General Partner, on behalf of the Partnership Group, has elected (with the concurrence of the Conflicts Committee) to cause a Partnership Group Member to purchase the Subject Assets, in which event sub-clauses (iii) and (iv) shall apply.

(iii) In the event that the applicable Crestwood Holdings Entity and the General Partner (with the concurrence of the Conflicts Committee) within 60 days after receipt by the General Partner of the Offer are able to agree on the fair market value of the Subject Assets that are subject to the Offer accompanied by the form of Purchase Agreement and the other terms of the Offer including, without limitation, the terms, if any, on which the Partnership Group will provide services to any Crestwood Holdings Entity to enable it to utilize the Subject Assets, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached (and otherwise on the terms and conditions of the agreed Purchase Agreement) and, if applicable, enter into an agreement with any Crestwood Holdings Entity to provide services in a manner consistent with the Offer (as modified based on the agreement of the Parties and the concurrence of the Conflicts Committee).

(iv) In the event that the applicable Crestwood Holdings Entity and the General Partner (with the concurrence of the Conflicts Committee) are unable to agree within 60 days after receipt by the General Partner of the Offer on the fair market value of the Subject Assets that are subject to the Offer or the other terms of the Offer including, if applicable, the terms on which the Partnership Group will provide services to any Crestwood Holdings Entity to enable it to utilize the Subject Assets, the applicable Crestwood Holdings Entity and the General Partner will engage a mutually agreed upon independent investment banking firm or other independent Person that is an expert in valuing midstream assets like the Subject Assets (such firm or Person, the “Subject Assets Valuation Expert”) to determine the fair market value of the Subject Assets and/or the other terms on which the General Partner and the Crestwood Holdings Entity are unable to agree. Such Subject Assets Valuation Expert will determine the fair market value of the Subject Assets and/or the other terms on which the General Partner and the applicable Crestwood Holdings Entity are unable to agree within 30 days of its engagement and furnish the applicable

Crestwood Holdings Entity and the General Partner its determination. The fees of the Subject Assets Valuation Expert will be split equally between Crestwood Holdings and the MLP. Once the Subject Assets Valuation Expert has submitted its determination of the fair market value of the Subject Assets and/or the other terms on which the Partnership Group and the applicable Crestwood Holdings Entity are unable to agree, the General Partner will have the right, but not the obligation, subject to the concurrence of the Conflicts Committee, to cause a Partnership Group Member to purchase the Subject Assets pursuant to the Offer as modified by the determination of the Subject Assets Valuation Expert. The Partnership Group Member will provide written notice of its decision to the Crestwood Holdings Entity within 30 days after the Subject Assets Valuation Expert has submitted its determination. Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Subject Assets. If the General Partner elects to cause a Partnership Group Member to purchase the Subject Assets, then the Partnership Group Member shall purchase the Subject Assets pursuant to the Offer as modified by the determination of the Valuation Expert as soon as commercially practicable after such determination and, if applicable, enter into an agreement with the applicable Crestwood Holdings Entity to provide services in a manner consistent with the Offer, as modified by the determination of the Subject Assets Valuation Expert, if applicable.

(b) In the event that a Crestwood Holdings Entity determines to construct Subject Assets, then the applicable Crestwood Holdings Entity may construct or cause to be constructed such Subject Assets without first offering the opportunity to construct and own same to the MLP if such Crestwood Holdings Entity complies with the following procedures:

(i) Within 120 days after the completion of construction and the commencement of commercial service of such Subject Assets by a Crestwood Holdings Entity, the applicable Crestwood Holdings Entity shall notify the General Partner in writing of such construction and offer the Partnership Group the opportunity to purchase such Subject Assets in accordance with this Section 2.3(b) (the “Construction Offer”). The Construction Offer shall set forth the Crestwood Holdings Entity’s good faith estimate of (A) the actual Construction Costs for the Subject Assets incurred by the applicable Crestwood Holdings Entity, and (B) the fair market value of such Subject Assets, which fair market value shall constitute the proposed purchase price for the Subject Assets, together with the other proposed terms relating to the purchase of the Subject Assets, and, if any Crestwood Holdings Entity desires to utilize the Subject Assets, the Construction Offer may also include commercially reasonable terms on which the Partnership Group will provide services to such Crestwood Holdings Entity to enable it to utilize the Subject Assets (collectively, the “Other Construction Terms”).

(ii) As soon as practicable, but in any event within 60 days after receipt of such written notification, the General Partner shall notify the applicable Crestwood Holdings Entity in writing that either (x) the General Partner, on behalf of the Partnership Group, has elected (with the concurrence of the Conflicts Committee) not to cause a Partnership Group Member to purchase the Subject Assets, in which event the Crestwood Holdings Entities shall be forever free to continue to own, operate dispose of or otherwise deal in such Subject Assets, or (y) the General Partner, on behalf of the Partnership Group, has elected (with the concurrence of the Conflicts Committee) to cause a Partnership Group Member to purchase the Subject Assets, in which event the following procedures shall apply:

(iii) In the event that the applicable Crestwood Holdings Entity and the General Partner (with the concurrence of the Conflicts Committee) within 60 days after receipt by the General Partner of the Construction Offer are able to agree on the fair market value of the Subject Assets that are subject to the Construction Offer and the Other Construction Terms of the Construction Offer, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with the Crestwood Holdings Entity to provide services in a manner consistent with the Construction Offer (as modified based on the agreement of the Parties and the concurrence of the Conflicts Committee).

(iv) In the event that the applicable Crestwood Holdings Entity and the General Partner (with the concurrence of the Conflicts Committee) are unable to agree within 60 days after receipt by the General Partner of the Construction Offer on the fair market value of the Subject Assets that are subject to the Construction Offer, the applicable Crestwood Holdings Entity and the General Partner will engage a mutually agreed upon independent investment banking firm or other independent Person that is an expert in valuing midstream assets such as the Subject Assets that are the subject of the Construction Offer (the “Independent Expert”), to determine the fair market value of the Subject Assets. Such Independent Expert will determine the fair market value of the Subject Assets within 30 days of its engagement and furnish the applicable Crestwood Holdings Entity and the General Partner its determination, which determination shall be a final and binding determination of the fair market value. The fees of the Independent Expert will be split equally between Crestwood Holdings and the MLP.

(v) If the applicable Crestwood Holdings Entity and the General Partner are unable to agree within 60 days after receipt by the General Partner of the Construction Offer on all of the Other Construction Terms, the applicable Crestwood Holdings Entity and the General Partner will obtain a good faith proposal from a mutually agreed upon third party engaged in the business to which such Other Construction Terms relate in order to determine the Other Construction Terms on which the General Partner and the applicable Crestwood Holdings Entity are unable to agree. Such third party will submit a good faith proposal regarding the Other Construction Terms on which the General Partner and the applicable Crestwood Holdings Entity are unable to agree within 30 days of its engagement to the applicable Crestwood Holdings Entity and the General Partner, which proposal shall be a final and binding determination of the Other Construction Terms. The fees of the third party will be split equally between the applicable Crestwood Holdings Entity and the Partnership Group.

(vi) Once the fair market value and the Other Construction Terms have been finally determined pursuant to sub-clauses (iv) or (v) above, the General Partner will have the right, but not the obligation, subject to the concurrence of the Conflicts Committee, to cause a Partnership Group Member to purchase the Subject Assets pursuant to the Construction Offer as modified by the determination of the Independent Expert and/or the third party submitting a proposal, as applicable. The Partnership Group Member will provide written notice of its decision to the applicable Crestwood Holdings Entity within 30 days after the later of the date on which the Independent Expert and/or the third party submitting a proposal, as applicable, has submitted its determination. Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Subject Assets. If the General Partner elects to cause a Partnership Group Member to purchase the Subject Assets, then the Partnership Group Member shall purchase the Subject Assets pursuant to the Construction Offer as modified by the agreement of the Parties, the determination of the Independent Expert and/or the third party submitting a proposal, as applicable, as soon as commercially practicable after such determination and, if applicable, enter into an agreement with the applicable Crestwood Holdings Entity to provide services in a manner consistent with the Construction Offer, as modified by the determination of the third party submitting a proposal, if applicable.

2.4 Scope of Prohibition. Except as provided in this Article II and the MLP Agreement, each Crestwood Holdings Entity shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Group Member.

2.5 Enforcement. Each Crestwood Holdings Entity agrees and acknowledges that the Partnership Group does not have any adequate remedy at law for the breach by the Crestwood Holdings Entities of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Group. Each Crestwood Holdings Entity further agrees and acknowledges that any Partnership Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin any of the Crestwood Holdings Entities from such breach, and consents to the issuance of injunctive relief under this Agreement.

2.6 Termination. This Article II shall terminate on the first to occur of the following: (a) August 10, 2017 and (b) at such time as a Crestwood Holdings Entity ceases to own or control a majority of the issued and outstanding voting securities of the General Partner.

ARTICLE III

Indemnification

3.1 Indemnification by the Partnership Group. In addition to and not in limitation of the indemnification provided under the MLP Agreement, the Partnership Group shall indemnify, defend and hold harmless the Crestwood Holdings Entities and each of their officers, members, managers, partners, directors, employees and Affiliates from and against any Losses suffered or incurred by the Crestwood Holdings Entities by reason of or arising out of events and conditions associated with the operation of the MLP Assets and occurring on or after the Closing Date (as defined in the Previous Omnibus Agreement), unless in any such case indemnification would not be permitted under the MLP Agreement by reason of one of the provisos contained in Section 7.7 of the MLP Agreement.

3.2 Indemnification Procedures.

(a) The Indemnified Party agrees that within thirty (30) days after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article III, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim. Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 3.2 will not relieve the Indemnifying Party from liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.2. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) The indemnification obligations under this Article III shall continue with respect to any claim for indemnification pursuant to this Article III that is pending as of the end of the applicable survival period notwithstanding the expiration of such survival period.

ARTICLE IV

Reimbursement Obligations

4.1 Reimbursement for Operating and General and Administrative Expenses.

(a) Crestwood Holdings hereby agrees to continue to provide, or cause to be provided, the Partnership Group with general and administrative services, such as legal, accounting, treasury, cash management, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering (collectively, the “Services”).

(b) The Partnership Group hereby agrees to reimburse the Crestwood Holdings Entities for all expenses incurred by or on its behalf in conjunction with the performance of the Services, including expenditures it incurs or payments it makes on behalf of the Partnership Group in connection with the business and operations of the Partnership Group, including, but not limited to, (i) salaries of all Crestwood Holdings personnel performing services on the Partnership Group’s behalf and the cost of employee benefits for such personnel, (ii) public company expenses of the MLP, such as K–1 preparation, external audit, internal audit, transfer agent and registrar, legal, printing, unitholder reports and other costs and expenses, (iii) general and administrative expenses and (iv) salaries and benefits of executive management of the General Partner who are employees of Crestwood Holdings.

(c) To the extent Crestwood Holdings shall have charge or possession of any of the MLP Assets in connection with the provision of the Services, Crestwood Holdings shall separately maintain, and not commingle, the MLP Assets with those of Crestwood Holdings or any other Person.

4.2 Reimbursement for Insurance. The Partnership Group hereby agrees to reimburse the Crestwood Holdings Entities for all expenses they incur or payments they make on behalf of the Partnership Group for insurance coverage with respect to the MLP Assets.

4.3 Reimbursement for Operations Services Expenses.

(a) Crestwood Holdings hereby agrees to continue to provide, or cause to be provided, the Partnership Group with those services necessary to operate, manage and maintain the MLP Assets (the “Operations Services”).

(b) The Partnership Group hereby agrees to reimburse the Crestwood Holdings Entities for all expenses incurred by or on its behalf in conjunction with the Operations Services, including, but not limited to, (i) salaries and other wages (including payroll and withholding taxes associated therewith) of Crestwood Holdings personnel performing the Operations Services (the “Operations Personnel”), (ii) bonus amounts (including payroll and withholding taxes associated therewith) paid to Operations Personnel, (iii) paid time off benefits granted to Operations Personnel, (iv) employee benefits for Operations Personnel, including costs related to medical and prescription drug plan benefits, dental plan benefits, vision plan benefits, Flexible Spending Accounts, life and accidental death and dismemberment insurance coverage, long-term disability coverage and long-term care plan benefits, and 401k retirement plans and any matching 401(k) contributions, (v) grants of cash settled phantom units, if any, (vi) severance payments, if any, (vii) workers compensation insurance for Operations Personnel, and (viii) any other employee cost or benefit relating to Operations Personnel for which the Crestwood Holdings Entities incur costs.

(c) The Operations Personnel will remain employees of Crestwood Holdings, and Crestwood Holdings shall retain the right to hire or discharge the Operations Personnel.

(d) Crestwood Holdings will maintain workers’ compensation insurance (either through an insurance company or qualified self-insured program) which shall include and afford coverage to the Operations Personnel, and will name the General Partner and the MLP as additional named insureds under such insurance policy or qualified self-insured program. Prior to performing the Operations Services, each member of the Operations Personnel must sign an acknowledgment that for any work place injury, the individual’s sole remedy shall be under Crestwood Holdings’ workers’ compensation insurance policy.

4.4 Reimbursement under MLP Agreement. Nothing in this Article IV shall prohibit or otherwise limit or reduce the rights of the General Partner and/or its Affiliates (including, without limitation, the Crestwood Holdings Entities) from seeking reimbursement pursuant to Section 7.4 of the MLP Agreement.

ARTICLE V

Miscellaneous

5.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Ft. Worth, Texas.

5.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by fax to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by fax shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.2.

For notices to the Crestwood Holdings Entities:

Crestwood Holdings Partners LLC

717 Texas Avenue

Suite 3150

Houston, Texas 77002

Fax: 832-519-2250

Attention: Robert G. Phillips

For notices to the Partnership Entities:

Crestwood Midstream Partners LP

717 Texas Avenue

Suite 3150

Houston, Texas 77002

Fax: 832-519-2250

Attention: Robert G. Phillips

5.3 Entire Agreement. This Agreement (together with the MLP Agreement) constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.4 Termination. This Agreement, other than the provisions set forth in Article III hereof, shall terminate upon a Change of Control of the General Partner or the MLP, other than any Change of Control of the General Partner or the MLP that may be deemed to have occurred pursuant to clause (iv) of the definition of Change of Control solely as a result of a Change of Control of Crestwood Holdings. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the MLP under circumstances where Cause does not exist and Common Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by Crestwood Holdings.

5.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

5.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will have an adverse effect on the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

5.7 Assignment; Third Party Beneficiaries. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties. Each of the Parties hereto specifically intends that each entity comprising the Crestwood Holdings Entities and the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

5.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

5.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this

Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

5.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

5.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.12 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

5.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

5.14 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 5.7, the provisions of this Agreement are enforceable solely by the Parties, and no limited partner, member, or assignee of Crestwood Holdings or the MLP or other Person shall have the right, separate and apart from Crestwood Holdings or the MLP, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

5.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Crestwood Holdings Entity or any Partnership Entity.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

CRESTWOOD MIDSTREAM PARTNERS LP

By:	CRESTWOOD GAS SERVICES GP LLC, its general partner

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips

Title: President and Chief Executive Officer

CRESTWOOD GAS SERVICES GP LLC

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips

Title: President and Chief Executive Officer

CRESTWOOD HOLDINGS PARTNERS LLC

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips

Title: President and Chief Executive Officer

[Signature Page to Omnibus Agreement]